Exhibit 99.1
Press Release Dated Arpil 16, 2007

NEWS RELEASE
April 16, 2007

Farmers Capital Bank Corporation Announces First Quarter Earnings

Frankfort, Kentucky - Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $4.6 million for the three months ended March 31, 2007, an increase of $219 thousand or 5.0% compared to $4.4 million reported for the three months ended March 31, 2006. Basic and diluted net income per share was $.58 for the current three months, a decline of $.01 or 1.7% compared to $.59 a year earlier. Although net income increased in the three-month comparison, per share net income declined as a result of an additional 464 thousand shares issued in connection with the October 1, 2006 acquisition of Citizens National Bancshares, Inc. (“Citizens National”). The operating results related to Citizens National generally increased reported income and expense line items in the current three-month period compared to a year ago due to the timing of the acquisition. Net loans and deposits acquired from Citizens National on the date of purchase were $120 million and $139 million, respectively.

In June 2006, the Company announced that it had entered into a definitive agreement to sell its former wholly-owned subsidiary, Kentucky Banking Centers, Inc. (“KBC”), based in Glasgow, Kentucky. During the third quarter of 2006, the Company also committed to a plan of sale of the Bath County branches of its wholly-owned subsidiary Farmers Bank & Trust Company. Both sales were closed during the fourth quarter of 2006. Prior period results included herein have been reclassified to conform to the current presentation which displays the financial position and operating results prior to the sale and the subsequent gains on sale of KBC and Bath County as discontinued operations. These reclassifications had no effect on net income or shareholders’ equity. Unless otherwise noted, the remaining discussion and tabular data relate only to the Company’s continuing operations.

Income from continuing operations was $4.6 million for the three months ended March 31, 2007, an increase of $621 thousand or 15.6% from $4.0 million reported for the three months ended March 31, 2006. Basic and diluted income per share from continuing operations was $.58 for the current three months, an increase of $.04 or 7.4% compared to the same period a year ago. The percentage increase in per share earnings from continuing operations is lower than the percentage increase in absolute dollars due to the additional shares issued in connection with the Citizens National acquisition during the fourth quarter of 2006.

The increase in net income for the current three months was driven by higher net interest income, mainly attributed to the Citizens National acquisition, and a higher negative provision for loan losses. Net interest income for the current period was $14.1 million, an increase of $1.8 million or 14.4% compared to $12.3 million for the same period a year earlier. The increase in net interest income was led by a $5.4 million or 31.3% increase in interest income on loans. The increase in interest income offset higher interest expense of $5.0 million or 58.8% that was driven primarily by an increase in interest expense on deposits of $4.2 million or 62.2%. The Citizens National acquisition accounted for $1.4 million of the increase in net interest income in the comparison, including $2.3 million higher interest on loans partially offset by $1.2 million higher interest expense on deposits.

The provision for loan losses decreased $462 thousand in the quarterly comparison. The negative $496 thousand provision recorded in the current period is reflective of the overall improved credit quality in the Company’s loan portfolio. This improvement is attributed to several factors, including a decline in nonperforming and watch list loans from year-end 2006, lower annualized net charge-offs as a percentage of average loans outstanding, and lower historical loss ratios.

Noninterest income was $5.7 million during the current three-month period, an increase of $611 thousand or 12.1% compared to $5.1 million a year earlier. The increase in noninterest income was driven by the previously mentioned Citizens National acquisition and the acquisition of the Military Allotment operation of PNC Bank, National Association that occurred during January, 2007. The Citizens National acquisition accounted for an additional $366 thousand in noninterest income; the Military Allotment acquisition accounted for an additional $790 thousand in noninterest income. The increase in fee income attributable to these acquisitions offset declines experienced in other line items from previously existing operations.

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Noninterest expenses increased $1.8 million or 14.6% for the current three months compared to the same period a year ago. The increase in noninterest expenses was led by higher personnel costs, which grew $631 thousand or 9.2%. The increase in personnel costs is mainly attributed to a $556 thousand increase related to the Citizens National acquisition, which added an additional 39 full-time equivalent employees. Overall employee benefit expenses were down $389 thousand in the comparison due to lower costs associated with the Company’s self-funded health insurance plan. Amortization expense increased to $818 thousand from $446 thousand, a sharp increase of $372 thousand and is attributed to the additional customer list and core deposit intangible assets resulting from the Citizens National and PNC acquisitions. All other noninterest expenses increased $828 thousand or 16.0% and occurred across a broad range of line items and were due in part to the Company’s expansion activities. The effective income tax rate was 22.1% for the current three months compared to 18.6% a year earlier.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky. The Company operates 35 banking locations in 22 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, a mortgage company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

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Consolidated Financial Highlights1
(In thousands except per share data)
	Three Months Ended March 31,
	2007	2006
Interest income	$27,698	$20,883
Interest expense	13,603	8,567
Net interest income	14,095	12,316
Provision for loan losses	(496)	(34)
Net interest income after provision for loan losses	14,591	12,350
Noninterest income	5,667	5,056
Noninterest expenses	14,338	12,507
Income from continuing operations before income tax expense	5,920	4,899
Income tax expense from continuing operations	1,310	910
Income from continuing operations	4,610	3,989
Income from discontinued operations before income tax expense		567
Income tax expense from discontinued operations		165
Income from discontinued operations		402
Net income	$4,610	$4,391

Per common share:
Income from continuing operations - basic and diluted	$.58	$.54
Income from discontinued operations - basic and diluted		.05
Net income per common share - basic and diluted	.58	.59

Cash dividend declared	.33	.33

Weighted average shares outstanding - basic	7,893	7,385
Weighted average shares outstanding - diluted	7,908	7,413

	March 31, 2007	March 31, 2006
Cash and cash equivalents	$204,236	$108,736
Investment securities	339,050	320,722
Loans, net of allowance of $11,284 (2007) and $10,836 (2006)	1,211,259	975,450
Assets of discontinued operations		138,029
Other assets	160,209	119,313
Total assets	$1,914,754	$1,662,250

Deposits	$1,470,755	$1,200,499
Federal funds purchased and securities sold under agreements to repurchase	144,981	79,707
Other borrowings	96,135	74,939
Liabilities of discontinued operations		139,278
Other liabilities	22,336	13,005
Total liabilities	1,734,207	1,507,428

Shareholders’ equity	180,547	154,822
Total liabilities and shareholders’ equity	$1,914,754	$1,662,250

(continued)

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Consolidated Financial Highlights-continued1
	March 31, 2007	March 31, 2006
End of period book value per share[2]	$22.90	$20.97
End of period share value	29.38	31.62
End of period dividend yield[3]	4.49%	4.17%

Averages for the three months ended March 31[1],	2007	2006
Assets	$1,844,351	$1,535,546
Deposits	1,452,354	1,205,568
Loans, net of unearned interest	1,199,064	970,199
Shareholders' equity	178,116	154,214

Return on average assets	1.01%	1.05%
Return on average equity	10.50%	10.49%

1Discontinued operations have been excluded from the prior year amounts.
2Represents total equity divided by the number of shares outstanding at the end of the period.
3Represents current annualized dividend declared divided by the end of period share value.

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